Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

ANNOUNCES POTENTIAL IMPACT OF CORONAVIRUS (COVID-19) ON ITS RESULTS OF OPERATIONS

Pennsauken, NJ, March 12, 2020 - J & J Snack Foods Corp. (NASDAQ-JJSF) announced today that it expects its results of operations to be impacted by the closings and anticipated lower attendance and traffic at many of the venues and locations where its products are sold such as schools, stadiums and arenas , movie theaters , amusement parks and restaurants and by a general slowdown in activity throughout the United States resulting from the effects of the coronavirus (COVID-19).   The Company said that it is unable to estimate what the impact may be although it said the impact may be material. The Company stated that its sales at the venues and locations mentioned above is approximately $350 - 400 million annually.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “We have and are continuing to develop contingency plans to address and lessen the impact of the effects of coronavirus on our employees, our customers  and our overall business.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 48 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.